                                                                       EXHIBIT 2



                               AGREEMENT AND PLAN
                               OF REORGANIZATION



                                  BY AND AMONG



                             PUBLIC STORAGE, INC.,

                        PUBLIC STORAGE MANAGEMENT, INC.

                                      AND

                             STORAGE EQUITIES, INC.


                           Dated as of June 30, 1995


Exhibits to this Agreement (except Exhibit A, Agreement of Merger, which is filed herewith) have been omitted and will be furnished to the Securities and Exchange Commission upon request.

                               TABLE OF CONTENTS
                               -----------------

1.   DEFINITIONS...........................................................   1

2.   THE MERGER; CLOSING...................................................   6
     2.1.   The Merger.....................................................   6
     2.2.   Closing........................................................   6
     2.3.   Effective Time.................................................   6

3.   EFFECT OF MERGER......................................................   7
     3.1.   Articles of Incorporation......................................   7
     3.2.   Bylaws.........................................................   7
     3.3.   Officers and Directors.........................................   7

4.   CONVERSION OF SHARES; POST-CLOSING ADJUSTMENTS; ESCROW................   7
     4.1.   Conversion of PSMI Shares......................................   7
     4.2.   Post-Closing Adjustment........................................   8
     4.3.   SEI Shares Unaffected..........................................   9
     4.4.   Surrender of Certificates......................................   9
     4.5.   Fractional Shares..............................................  10
     4.6.   Transfer of Shares.............................................  10
     4.7.   Lost, Stolen or Destroyed Certificates.........................  10
     4.8.   Indemnification Shares; Claims Against the Escrow..............  10

5.   REPRESENTATIONS AND WARRANTIES OF PSI AND PSMI........................  12
     5.1.   Organization and Related Matters...............................  12
     5.2.   Ownership Interests............................................  12
     5.3.   Authority......................................................  13
     5.4.   Capital Stock..................................................  13
     5.5.   Litigation.....................................................  13
     5.6.   No Violation or Conflict.......................................  14
     5.7.   Compensation...................................................  14
     5.8.   Employee Benefit Plans.........................................  14
     5.9.   Labor Matters..................................................  16
     5.10.  Taxes..........................................................  16
     5.11.  Intellectual Property..........................................  17
     5.12.  Financial Statements...........................................  18
     5.13.  Absence of Certain Changes or Events...........................  18
     5.14.  Books and Records..............................................  18
     5.15.  Contracts and Leases...........................................  19
     5.16.  Title to Assets; Encumbrances..................................  19
     5.17.  Real Property..................................................  19
     5.18.  Environmental Matters..........................................  20

     5.19.  Affiliated Transactions........................................  22
     5.20.  Brokers and Finders............................................  22
     5.21.  Proxy Statement................................................  22
     5.22.  Insurance......................................................  23
     5.23.  Licenses; Compliance With Law..................................  23
     5.24.  Governmental Approvals.........................................  23
     5.25.  Disclosure.....................................................  24

6.   REPRESENTATIONS AND WARRANTIES OF SEI.................................  24
     6.1.   Organization and Related Matters...............................  24
     6.2.   Authorization..................................................  24
     6.3.   Capital Stock..................................................  25
     6.4.   Litigation.....................................................  25
     6.5.   Compliance With Other Instruments, Etc. .......................  25
     6.6.   Reports and Financial Statements...............................  26
     6.7.   Brokers and Finders............................................  26
     6.8.   Proxy Statement................................................  27
     6.9.   Disclosure.....................................................  27

7.   ADDITIONAL COVENANTS AND AGREEMENTS...................................  27
     7.1.   Conduct of Business of PSI Entities............................  27
     7.2.   Other Transactions.............................................  29
     7.3.   Meeting of Shareholders........................................  30
     7.4.   Proxy Statement................................................  30
     7.5.   Filings; Other Action..........................................  30
     7.6.   Access to Information..........................................  31
     7.7.   Tax Matters....................................................  31
     7.8.   Restructure....................................................  31
     7.9.   Management and Advisory Agreements.............................  31
     7.10.  Intellectual Property Rights...................................  32
     7.11.  Employees......................................................  32
     7.12.  Tax-Free Exchange and REIT Status..............................  32
     7.13.  Public Statements..............................................  32
     7.14.  Notice of Certain Events.......................................  33
     7.15.  Director and Officer Indemnification...........................  33
     7.16.  Recapitalization...............................................  33
     7.17.  PSI/PSMI Disclosure Statement..................................  33
     7.18.  Listing of SEI Shares..........................................  34
     7.19.  Further Action.................................................  34

8.   CONDITIONS............................................................  34
     8.1.   Conditions to Each Party's Obligations.........................  34
     8.2.   Conditions to Obligations of PSMI to Effect the Merger.........  35
     8.3.   Conditions to Obligation of SEI to Effect the Merger...........  35

9.   TERMINATION...........................................................  38
     9.1.   Termination by Mutual Consent..................................  38
     9.2.   Termination by Either SEI or PSMI..............................  38
     9.3.   Effect of Termination and Abandonment..........................  39

10.  MISCELLANEOUS.........................................................  39
     10.1.  Expenses.......................................................  39
     10.2.  Notices, Etc. .................................................  39
     10.3.  Survival.......................................................  40
     10.4.  Modification or Amendment......................................  40
     10.5.  Waiver.........................................................  40
     10.6.  No Assignment..................................................  41
     10.7.  Entire Agreement...............................................  41
     10.8.  Remedies Cumulative............................................  41
     10.9.  Parties in Interest............................................  41
     10.10. Governing Law..................................................  41
     10.11. Name, Captions, Etc. ..........................................  41
     10.12. Severability...................................................  42
     10.13. Counterparts...................................................  42
     10.14. Interpretation.................................................  42
     10.15. Further Action.................................................  42


EXHIBITS
--------


     Exhibit A       -       Merger Agreement
     Exhibit B       -       PSI Entities
     Exhibit C       -       Officers of Surviving Corporation
     Exhibit D       -       Outline of Rights, Preferences, Privileges and
                             Restrictions of SEI Class B Shares

                      AGREEMENT AND PLAN OF REORGANIZATION


       AGREEMENT AND PLAN OF REORGANIZATION (the "AGREEMENT"), dated as of June 30, 1995, by and among Storage Equities, Inc., a California corporation ("SEI"), Public Storage, Inc., a California corporation ("PSI"), and Public Storage Management, Inc., a California corporation ("PSMI").

                                    RECITALS

       A. The parties intend that the reorganization contemplated by this Agreement (the "PLAN OF REORGANIZATION") qualify as a "reorganization" under the provisions of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended.

       B. Prior to implementation of the Plan of Reorganization, PSI and PSMI contemplate a restructure of various of their affiliated corporations, including a liquidation by merger of PSI with and into its parent, PSI Holdings, Inc. ("PSIH") followed by a merger of PSIH with and into PSMI, and SEI contemplates amending its Articles of Incorporation to effect a recapitalization.

       C. The Plan of Reorganization provides for the merger of PSMI with and into SEI in accordance with the applicable provisions of the General Corporation Law of California (the "GCLC") and an Agreement of Merger substantially in the form attached hereto as Exhibit A (the "MERGER AGREEMENT").
                        ---------

       D. The Boards of Directors of SEI, PSI, and PSMI believe that it is in the best interests of such corporations and their respective shareholders to enter into and complete this Agreement and they each have approved this Agreement and the transactions contemplated hereby.

       NOW, THEREFORE, in consideration of the mutual representations, warranties, and agreements set forth herein, the parties hereby agree as follows:

1.   DEFINITIONS

       As used in this Agreement, the following terms shall have the respective meanings set forth below:

       "Acquisition Proposal":  As defined in Section 7.2.

       "Affiliate":  As defined in Rule 12b-2 under the Exchange Act.

       "Authorization": Any consent, approval or authorization of, expiration or termination of any waiting period requirement (including pursuant to the HSR
Act) by, or filing, notice, registration, qualification, declaration or designation with, any Governmental Body.

       "Benefit Arrangement":  As defined in Section 5.8(a).

       "Business Combination":  As defined in Section 4.1(b).

       "Certificates":  As defined in Section 4.1(c).

       "Closing":  As defined in Section 2.2.

       "Closing Date":  The date on which the Closing occurs.

       "Code":  The Internal Revenue Code of 1986, as amended.

       "Damages": means any provable or ascertainable loss, liability, damage, cost, obligation or expense (including reasonable costs of investigation, defense and prosecution of litigation and attorneys' fees) incurred by SEI.

       "Effective Time":  As defined in Section 2.3.

       "Employee Plan":  As defined in Section 5.8(a).

       "Employees":  As defined in Section 5.8(a).

       "ERISA": The Employee Retirement Income Security Act of 1974, as amended, and all regulations promulgated thereunder as in effect from time to time.

       "ERISA Affiliate": Any trade or business, whether or not incorporated, that is now or has at any time in the past been treated as a single employer with PSMI or any of its Affiliates under Section 414(b) or (c) of the Code and the Treasury Regulations thereunder.

       "Exchange": Either the NYSE or the national securities exchange (as defined in Section 12(b) of the Exchange Act) or automated quotation system upon which the SEI Common Shares are then listed for trading.

       "Exchange Act":  The Securities Exchange Act of 1934, as amended.

       "Excluded Companies": Collectively, PS Insurance Company, Ltd., PSI Securities Corp., Canadian Mini-Warehouse Management, Ltd., Canadian Mini-Warehouse Properties, Ltd. and Canadian Diversified Storage.

       "EY Report":  As defined in Section 4.2(a).

       "Final Determination": (a) (i) A decision of the United States Tax Court, which has become final and non-appealable, or (ii) a judgment, decree or other order by another court or other tribunal with appropriate jurisdiction, which has become final and non-appealable; (b) a final and binding settlement or compromise with the Internal Revenue Service or another administrative agency with appropriate jurisdiction, including, but not limited to, a closing agreement under Section 7121 of the Code; (c) a deficiency assessment or other determination which is not protested or appealed by the taxpayer within the appropriate period for protest or appeal and which therefore has become final and non-appealable; or (d) any final disposition by reason of the expiration of all applicable statutes of limitations.

       "Governmental Body": Any federal, state, municipal, political subdivision or other governmental department, commission, board, bureau, agency, authority or instrumentality, whether domestic or foreign.

       "HSR Act": The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

       "Hughes":  B. Wayne Hughes.

       "Indemnification Escrow Agent":  As defined in Section 4.8(a).

       "Indemnification Escrow Agreement":  As defined in Section 4.8(a).

       "Indemnification Period":  As defined in Section 4.8(b).

       "Indemnification Shares":  As defined in Section 4.8(a).

       "Knowledge": The term "knowledge" or "best knowledge" and any derivatives thereof when applied to any party to this Agreement shall refer to the knowledge of a particular fact or matter which such party or any director, officer or senior manager thereof has or could reasonably be expected to have, discover or become aware of as a result of the conduct of the party's business or the performance of his or her duties in the ordinary course, but no information known by any other employee, or any attorney, accountant or other representative of such party, shall be imputed to such party.

       "Market Value": For purposes of this Agreement, the per-share value of SEI Common Shares, which shall be the average of the SEI Common Shares daily closing price on the Exchange for each of the thirty (30) trading days on which SEI Common Shares were traded immediately preceding the determination date, for purposes of the adjustment, if any, to the number of SEI Shares (as set forth in Section 4.2(b)), or for purposes of calculating the amount of Indemnification Shares, if any, to be withheld or delivered (as set forth in Section 4.8).

       "Material Agreements":  As defined in Section 5.15.

       "Merger":  The merger of PSMI with and into SEI as contemplated by
Section 2.1.

       "NYSE":  The New York Stock Exchange, Inc.

       "Original AA Report":  As defined in Section 4.2(a).

       "Partnership":  As defined in Section 5.2.

       "Permitted Liens":  As defined in Section 5.16.

       "Person": Any individual or corporation, company, partnership, trust, incorporated or unincorporated association, joint venture or other entity of any kind.

       "Proxy Statement":  As defined in Section 7.4.

       "PSAI":  Public Storage Advisers, Inc., a California corporation.

       "PSCP": Public Storage Commercial Properties, Inc., a California corporation.

       "PSI Entities":  Collectively, the entities that are listed on Exhibit B,
                                                                      ---------
all of which shall be merged with and into PSMI in the Restructure.

       "PSI Entities Material Adverse Effect":  As defined in Section 5.1.

       "PSI Equity Adjustment":  As defined in Section 4.2(a).

       "PSI Intellectual Property Rights": Any intellectual property rights in the United States of America or abroad, including patents, patent applications, trademarks, trademark applications and registrations, service marks, service mark applications and registrations, tradenames, tradename applications and registrations, copyrights, copyright applications and registrations, licenses, logos, corporate and partnership names and customer lists, proprietary processes, formulae, inventions, trade secrets, know-how, development tools and other proprietary rights used by any of the PSI Entities, pertaining to any product, software, system or service manufactured, marketed, licensed, sublicensed, used or sold by any PSI Entity in the conduct of its business or used, employed or exploited in the development, license, sale, marketing, distribution or maintenance thereof, and all documentation and media constituting, describing or relating to the above, including, but not limited to, manuals, memoranda, know-how, notebooks, software, records and disclosures.

       "PSI/PSMI Disclosure Statement": The disclosure statement to be delivered by PSMI to SEI pursuant to Section 7.17.

       "PSI Real Estate Investments": The real estate investments (consisting of partnership interests and REIT stock) of the PSI Entities reflected in the Original AA Report and the Updated AA Report.

       "PSMI Common Shares": Common Stock, par value $.10 per share, of PSMI, outstanding at the Effective Time.

       "PSMI Shareholders": Collectively, B. Wayne Hughes, Tamara L. Hughes and any other person who is a shareholder of PSMI immediately prior to the Effective Time.

       "Recapitalization": The recapitalization of SEI as described in Section 7.16.

       "REIT":  A real estate investment trust.

       "Restructure":  As defined in Section 7.8.

       "SEC":  The Securities and Exchange Commission.

       "SEI Class B Shares": Shares of Class B Common Stock, $.10 par value per share, of SEI to be created in the Recapitalization.

       "SEI Common Shares": Shares of Common Stock, $.10 par value per share, of SEI.

       "SEI Material Adverse Effect":  As defined in Section 6.1.

       "SEI Preferred Shares": Shares of Preferred Stock, $.10 par value per share, of SEI.

       "SEI SEC Reports":  As defined in Section 6.6.

       "SEI Shares":  Collectively, SEI Common Shares and SEI Class B Shares.

       "SEI Shareholders Meeting":  As defined in Section 7.3.

       "Special Committee": The Special Committee of the Board of Directors of SEI, appointed specifically for the purpose of considering the Merger and related transactions.

       "Surviving Corporation":  SEI as the surviving corporation in the Merger.

       "Tax" or "Taxes": Any federal, state, local or foreign income, profit, transfer, excise, sales, capital stock, license, franchise, personal, ad valorem, property, sales, use, gross receipts, payroll, employment, windfall profits, environmental, social security, Medicare, occupation, customs, unemployment, estimated, stamp, real property or other tax of any kind character or description whatsoever, including any charge, fee, levy, import duty, license or assessment imposed by any Governmental Body, together with any related liabilities, penalties, fines, additions to tax or interest, whether disputed or not.

       "Tax Return": Any tax return, information return, withholding tax return, declaration of estimated tax, tax report, customs declaration, claim for refund or information return or other documents (including without limitation any related supporting schedules, statements or information) filed or required to be filed with any Tax authority or Governmental Body in connection with the determination, assessment or collection of any Taxes or the administration of any laws, regulations or administrative requirements relating to any Taxes.

       "Updated AA Report":  As defined in Section 4.2(b).

       "Valuation":  As defined in Section 4.2(a).

2.   THE MERGER; CLOSING

     2.1.   THE MERGER

       At the Effective Time, (i) PSMI shall be merged with and into SEI in accordance with the terms and conditions of this Agreement and the Merger Agreement; (ii) the separate corporate existence of PSMI shall cease and SEI shall be the surviving corporation and shall continue to be governed by the laws of the State of California; and (iii) SEI's name shall be changed to "Public Storage, Inc."

     2.2.   CLOSING

       Subject to Article 9 hereof and the fulfillment or waiver of the conditions set forth in Article 8, the closing of the transactions contemplated by this Agreement (the "CLOSING") shall take place at (i) the offices of Heller, Ehrman, White & McAuliffe, 601 South Figueroa Street, Los Angeles, California, on the last day of the month following the SEI Shareholders Meeting, or (ii) such other place and/or time and/or on such other date as SEI and PSMI may agree or as may be necessary to permit the fulfillment or waiver of the conditions set forth in Article 8.

     2.3.   EFFECTIVE TIME

       At or before the Closing and after the SEI Shareholders Meeting, SEI and PSMI shall execute and deliver the Merger Agreement, together with the requisite Officers' Certificates, for filing with the California Secretary of State in accordance with the GCLC. The Merger shall become effective on the date and at the time (the "EFFECTIVE TIME") at which the Merger Agreement, together with the requisite Officers' Certificates, are filed with the California Secretary of State, which shall occur as soon as practicable after the Closing.

3.   EFFECT OF MERGER

     3.1.   ARTICLES OF INCORPORATION

       The Articles of Incorporation of SEI, as amended by the Merger Agreement at the Effective Time, shall continue to be the Articles of Incorporation of the Surviving Corporation until duly amended in accordance with the terms thereof and the GCLC.

     3.2.   BYLAWS

       The Bylaws of SEI, as amended at the Effective Time, shall continue to be the Bylaws of the Surviving Corporation until duly amended in accordance with the terms thereof, the Articles of Incorporation of the Surviving Corporation and the GCLC.

     3.3.   OFFICERS AND DIRECTORS

       The directors of SEI at the Effective Time shall continue as directors of the Surviving Corporation from and after the Effective Time. The persons whose names are set forth on Exhibit C shall serve as the executive officers of the
                       ---------
Surviving Corporation from and after the Effective Time, holding the positions indicated opposite their respective names, until changed as provided by the GCLC and the Articles of Incorporation and Bylaws of the Surviving Corporation.

4.   CONVERSION OF SHARES; POST-CLOSING ADJUSTMENTS; ESCROW

     4.1.   CONVERSION OF PSMI SHARES

       (a) At the Effective Time, by virtue of the Merger and without any action by holders thereof, the PSMI Shares shall be converted into the right to receive 30,000,000 SEI Common Shares (subject to adjustment pursuant to Section 4.2) and 7,000,000 SEI Class B Shares. The SEI Shares shall be allocated among the PSMI Shareholders in such proportions as they shall agree.

       (b) If, prior to the Effective Time, SEI should split or combine the SEI Common Shares, or pay a stock dividend or other stock distribution in SEI Common Shares, or otherwise change the SEI Common Shares into, or exchange SEI Common Shares for, any other securities (whether pursuant to or as part of a merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation of SEI as a result of which the SEI Shareholders receive cash, stock or other property in exchange for, or in connection with, their SEI Shares (a "BUSINESS COMBINATION")), or make any other dividend or distribution (other than cash) on the SEI Common Shares, then the number of SEI Shares will be appropriately adjusted to reflect such split, combination, dividend, distribution, Business Combination or change.

       (c) The PSMI Shares to be converted into SEI Shares pursuant to this
Section 4.1 shall cease to be outstanding, shall be cancelled and retired and shall cease to exist, and each holder of a certificate or certificates representing any such PSMI Shares (the "CERTIFICATES") shall thereafter cease to have any rights with respect to such PSMI Shares, except the right to receive for each of the PSMI Shares, upon the surrender of such Certificate in accordance with Section 4.4, the SEI Shares specified above (subject to the provisions of Section 4.8).

     4.2.   POST-CLOSING ADJUSTMENT

       (a) For purposes of this Agreement and this Section 4.2 (i) "VALUATION" shall mean the value of PSI Real Estate Investments, as valued by Arthur Andersen & Co. LLP in its report dated June 13, 1995 (the "ORIGINAL AA REPORT") or in the "Updated AA Report" (as defined in Section 4.2(b)(i)(A)) and (ii) "PSI EQUITY ADJUSTMENT" shall mean the difference between (a) the book value of the combined assets (other than the PSI Real Estate Investments, fee interests in seven properties and SEI Common Shares) of the PSI Entities less their liabilities, determined on an accrual basis as of the Closing Date, and (b) the negative amount of $64,503,000, representing the book value of Notes Receivable Secured by AITDS as of December 31, 1994, less (i) the book value of Mortgage Notes Payable as of December 31, 1994, and less (ii) $68,000,000 principal amount of PSMI Senior Secured Notes Payable, all determined on an accrual basis. The PSI Equity Adjustment and the number of SEI Common Shares owned by the PSI Entities on the Closing Date will be reflected in a report by Ernst & Young LLP ("EY REPORT").

       (b) The number of SEI Common Shares issuable in the Merger shall be subject to adjustment as follows:

               (i) First, the number of SEI Common Shares issuable in the Merger shall be adjusted as follows:

                    (A) Within 60 days following the Closing Date, SEI shall cause Arthur Andersen & Co. LLP to deliver an updated report (the "UPDATED AA REPORT") to the PSMI Shareholders and to SEI. The Updated AA Report shall (i) be prepared in a manner consistent with the methodology used in preparing the Original AA Report, and (ii) value only the PSI Real Estate Investments in existence at the Closing Date that were not in existence at December 31, 1994.

                    (B) SEI shall promptly issue a number of additional SEI Common Shares obtained by dividing the amount of the valuation in the Updated AA Report by the Market Value as of the Closing Date. Such additional shares shall be allocated among the PSMI Shareholders in such proportions as they shall agree.

               (ii) Second, following any adjustment to the number of SEI Common Shares in Section 4.2(b)(i), the number of SEI Common Shares issuable in the Merger shall be subject to further adjustment as follows:

                    (A) Within 60 days following the Closing Date, SEI shall cause Ernst & Young LLP to deliver the EY Report to the PSMI Shareholders and to SEI.

                    (B) If the EY Report reflects a PSI Equity Adjustment in an amount less than zero, Hughes shall be required to return to SEI that number of SEI Common Shares determined by dividing the amount of such deficiency by the Market Value as of the Closing Date. If the EY Report reflects a PSI Equity Adjustment in an amount greater than zero, SEI shall promptly issue such number of additional SEI Common Shares obtained by dividing the amount of such excess by the Market Value as of the Closing Date. Such additional shares shall be allocated among the PSMI Shareholders in such proportions as they shall agree.

               (iii) The amount of the valuation in the Updated AA Report under
     Section 4.2(b)(i) shall be offset by the amount of any deficiency under
     Section 4.2(b)(ii).

               (iv) Third, following any adjustment to the number of SEI Common Shares in Sections 4.2(b)(i) and 4.2(b)(ii), SEI shall promptly issue a number of SEI Common Shares equal to the number of SEI Common Shares reflected in the EY Report. Such additional shares shall be allocated among the PSMI Shareholders in such proportions as they shall agree.

     4.3. SEI SHARES UNAFFECTED

          The Merger shall effect no change in any of the outstanding SEI Common Shares or SEI Preferred Shares and no outstanding SEI Common Shares or SEI Preferred Shares shall be converted or exchanged as a result of the Merger, and no securities shall be issuable with respect thereto. Notwithstanding the foregoing, any SEI Common Shares owned by any PSI Entity at the Effective Time shall be cancelled and retired and SEI Common Shares shall be issuable therefor as provided in Section 4.2(b)(iv).

     4.4. SURRENDER OF CERTIFICATES

          Subject to the provisions of Section 4.8, at the Closing, PSMI shall cause each holder of PSMI Shares to surrender the Certificates representing the PSMI shares to SEI and such holders shall be entitled to receive in exchange therefor certificates representing the number and class of SEI Shares into which such PSMI Shares shall be converted pursuant to Section 4.1.

     4.5. FRACTIONAL SHARES

          Notwithstanding any other term or provision of this Agreement, no fractional SEI Shares and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger. In lieu of any such fractional share interests, each holder of PSMI Shares who would otherwise be entitled to such fractional share will, upon surrender of Certificates representing such PSMI Shares, receive a whole SEI Share if such fractional share to which such holder would otherwise have been entitled is .5 of an SEI Share or more, and such fractional share shall be disregarded if it represents less than .5 of an SEI Share.

     4.6. TRANSFER OF SHARES

          No transfers of PSMI Shares shall be made on the stock transfer books of PSMI after the close of business on the day prior to the Closing.

     4.7. LOST, STOLEN OR DESTROYED CERTIFICATES

          If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Surviving Corporation will issue in exchange for such lost, stolen or destroyed Certificate SEI Shares deliverable in respect thereof pursuant to this Agreement.

     4.8. INDEMNIFICATION SHARES; CLAIMS AGAINST THE ESCROW

          (a) At the Closing, the SEI Class B Shares (the "INDEMNIFICATION SHARES") shall be deposited in escrow with Wells Fargo Bank, as escrow agent, or such other party as may be agreed upon by the parties prior to Closing (the "INDEMNIFICATION ESCROW AGENT"), to be held and administered in accordance with the terms and conditions of an Indemnification Escrow Agreement (the "INDEMNIFICATION ESCROW AGREEMENT"). The Indemnification Shares shall be registered in the name of the PSMI Shareholders owning such shares and shall be accompanied by stock powers endorsed in blank.

          Subject to the limitations in this Section 4.8, SEI shall be entitled to recover from Hughes personally the amount of any Damages that may be suffered by SEI by reason of (i) any breach of representation or warranty made by PSI or PSMI in Article 5, (ii) any breach by PSI or PSMI of any covenant or agreement on its part contained in this Agreement, (iii) any liability or out-of-pocket expenses suffered by SEI in its capacity as general partner of any of the Partnerships to the extent such liability or expense arises out of facts or circumstances in existence prior to the Closing Date or (iv) any liability for Taxes assessed against SEI (including penalties and interest and including interest payable pursuant to Section 852(e)(3) of the Code) as successor to PSMI and the other PSI Entities (irrespective of which party is primarily liable under the laws of the applicable Governmental Body) including liabilities resulting from a determination by an applicable Governmental Body that the spin-off of any of the Excluded Companies does not qualify under Section 355(a)(1) of the Code. Notwithstanding the foregoing, SEI shall not be entitled to indemnification or to seek Damages for any liability with respect to which SEI would have been obligated to indemnify any PSI Entity, if such liability had arisen prior to the Effective Time. Claims for indemnification hereunder (either during the Indemnification Period or thereafter) shall be limited to the recovery of Damages in the amount of the Indemnification Shares, and no claims for indemnification hereunder shall be made by SEI until Damages (arising from a single claim or in the aggregate from multiple claims) equal or exceed $100,000, in which case the full dollar amount of any Damages shall be recoverable.

          (b) For purposes of this Section 4.8, the "INDEMNIFICATION PERIOD" shall begin as of the Closing Date and shall continue through the third anniversary thereof. Nevertheless, any covenant, agreement, representation or warranty in respect of which indemnity may be sought pursuant to this Section
4.8 shall survive the time at which it would otherwise terminate if written notice of the inaccuracy or breach thereof specifying in reasonable detail the Damages (including the amount thereof) giving rise to such right to indemnity, shall have been delivered to Hughes prior to such time.

          At the termination of the Indemnification Period, Indemnification Shares not required to reimburse SEI for any Damages which constitute an indemnifiable claim, or which are not pending determination as an indemnification claim, shall be returned by the Indemnification Escrow Agent to the PSMI Shareholders owning such shares and SEI's rights to indemnification shall terminate except as otherwise expressly set forth herein. Notwithstanding the foregoing, SEI shall be entitled to continuing indemnification from Hughes with respect to (A) the matters set forth in (a)(iv) above or any breach of representation or warranty made by PSI and PSMI in Section 5.10, which indemnification obligation shall continue until the expiration of the applicable statutory period of limitations under the Code, and (B) the matters set forth in
(a)(iii) above or any breach of representation or warranty made by PSI or PSMI in Section 5.16, which indemnification obligation shall continue through the fifth anniversary of the Closing Date.

          (c) Notwithstanding the escrow of the Indemnification Shares, any dividends or other distributions declared and paid on such shares shall continue to be paid by SEI to the PSMI Shareholders owning such shares. Any securities received by the Indemnification Escrow Agent in respect of any Indemnification Shares held in escrow as a result of a stock split or combination of SEI Class B Shares, payment of a stock dividend or other stock distribution in or on SEI Class B Shares, or change of SEI Class B Shares into any other securities pursuant to or as part of a Business Combination or otherwise, shall be held by the Indemnification Escrow Agent as, and shall be included within the definition of Indemnification Shares. Indemnification procedures shall be as stipulated in the Indemnification Escrow Agreement.

          (d) For purposes of this Section 4.8, the satisfaction of any Damages owed hereunder shall be made by any of the following: (i) delivery to SEI by the Indemnification

Escrow Agent or by Hughes of that number of Indemnification Shares calculated by dividing the dollar amount of any Damages by the then Market Value of the SEI Common Shares after applying thereto the percentage discount attributable to the SEI Class B Shares for purposes of determining the aggregate purchase price and reducing such discount by 1/84th thereof for each calendar month that has elapsed from the Closing Date; (ii) delivery by Hughes of that number of SEI Common Shares with a then Market Value equal to any Damages; or (iii) payment by Hughes of cash in an amount equal to any Damages. Any Indemnification Shares or SEI Common Shares returned to SEI hereunder shall be treated, to the extent permitted by law, by the PSMI Shareholders and SEI as a purchase price adjustment.

5.   REPRESENTATIONS AND WARRANTIES OF PSI AND PSMI

          Except as set forth on the PSI/PSMI Disclosure Statement, PSI and PSMI hereby represent and warrant to SEI that as of the date hereof:

     5.1. ORGANIZATION AND RELATED MATTERS

          Each PSI Entity is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California and has all requisite corporate power and authority to own, lease and operate its properties, and to carry on its business as now conducted and proposed by such PSI Entity to be conducted; and each of PSI and PSMI has all requisite corporate power and authority to enter into this Agreement and to carry out the provisions of this Agreement and consummate the transactions contemplated hereby. Each PSI Entity is duly qualified and in good standing in each jurisdiction in which the property owned, leased, managed or operated by it or the nature of the business conducted by it makes such qualification necessary and where the failure to be so qualified has or would be reasonably expected (so far as can be foreseen at the time) to have a material adverse effect on the business, properties, operations, condition (financial or other) or prospects of the PSI Entities, considered as a single enterprise (a "PSI ENTITIES MATERIAL ADVERSE EFFECT"). True and correct copies of each PSI Entity's Articles of Incorporation and Bylaws have been made available to SEI.

     5.2. OWNERSHIP INTERESTS

          The PSI/PSMI Disclosure Statement sets forth a true and complete list, including the name and jurisdiction of organization, of each joint venture, general partnership and limited partnership of which each PSI Entity is, directly or indirectly, a partner (a "PARTNERSHIP") and of each corporation, association, trust or other entity in which any PSI Entity holds, directly or indirectly, any capital stock or other equity or ownership or proprietary interest, and in each such case the nature and extent of its ownership or other interest therein. The partnership agreements for each Partnership are listed in the PSI/PSMI Disclosure Statement and true and correct copies have been made available to SEI. Each PSI Entity owns the percentages of each class of equity interest of each Partnership as set forth in the PSI/PSMI Disclosure Statement and its respective Partnership agreement, free and clear of all restrictions, liens, security interests, charges, encumbrances and interests of third parties. With respect to such

Partnerships, each PSI Entity's rights and interests as a partner as identified in the respective Partnership agreements are unimpaired and in full force and effect. Each PSI Entity owns the capital stock or other interest of each such corporation, association, trust or other entity as set forth in the PSI/PSMI Disclosure Statement, free and clear of all restrictions, liens, security interests, charges, encumbrances and interests of third parties.

     5.3. AUTHORITY

          This Agreement and the consummation of the transactions contemplated hereby (including the Restructure) have been approved by the Board of Directors and all of the shareholders of each of PSI and PSMI and have been duly authorized by all other necessary corporate action on the part of PSI and PSMI. This Agreement has been duly executed and delivered by a duly authorized officer of each of PSI and PSMI and constitutes a valid and binding agreement of each of PSI and PSMI, enforceable against PSI and PSMI in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application that may affect the enforcement of creditors' rights generally and by general equitable principles.

     5.4. CAPITAL STOCK

          Following the Restructure and immediately prior to the Effective Time,
(i) the authorized and outstanding capital stock of PSMI will be as set forth in the PSI/PSMI Disclosure Statement, (ii) all outstanding PSMI Shares will be duly authorized, validly issued, fully paid and nonassessable, (iii) no class of capital stock of PSMI will be entitled to preemptive or cumulative voting rights, (iv) there will be no outstanding options, warrants, calls, rights, commitments or any other agreements of any character to which PSMI is a party or by which it may be bound, requiring it to issue, transfer, sell, purchase, redeem or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for or evidencing the right to subscribe for or acquire any shares of capital stock, and (v) no Person will have any right to require PSMI to repurchase or otherwise acquire any of such Person's outstanding securities.

     5.5. LITIGATION

          There are no actions, suits, investigations or proceedings (adjudicatory, rulemaking or otherwise) pending or, to the knowledge of PSI or PSMI, threatened against any PSI Entity (or any Employee Plan or Benefit Arrangement), or any property (including intellectual property) of any PSI Entity, in any court or before any arbitrator of any kind or before or by any Governmental Body, except actions, suits, investigations or proceedings that, in the aggregate, do not have and would not be reasonably expected (so far as can be foreseen at the time) to have (a) a PSI Entities Material Adverse Effect or
(b) a material adverse effect on the ability of PSI and PSMI to perform their obligations under this Agreement. No PSI Entity is subject to any judgment, decree, injunction, rule or order of any court, Governmental Body or arbitrator which prohibits or restricts the consummation of the transactions contemplated hereby or would reasonably be expected to have (so far as can be foreseen at the time) a PSI Entities Material Adverse Effect.

     5.6. NO VIOLATION OR CONFLICT

          No PSI Entity is in violation of any term of (a) its charter, bylaws or other organizational documents, (b) any Material Agreement, (c) any applicable law, ordinance, rule or regulation of any Governmental Body, or (d) any applicable order, judgment or decree of any court, arbitrator or Governmental Body, except, as to subsections (a) through (d) of this Section, where such violation, individually or in the aggregate, does not have and would not be reasonably expected (so far as can be foreseen at the time) to have a PSI Entities Material Adverse Effect or a material adverse effect on the ability of PSI and PSMI to perform their obligations under this Agreement. The execution, delivery and performance of this Agreement by PSI and PSMI and of the transactions contemplated hereby (including the Restructure) will not result in any violation of or conflict with, constitute a default under, or require any consent under any term of the charter or bylaws of PSI or PSMI or any Material Agreement, instrument, permit, license, law, ordinance, rule, regulation, order, judgment or decree to which any PSI Entity is a party or to which any of its material assets are subject, or result in the creation of (or impose any obligation on any PSI Entity to create) any mortgage, lien, charge, security interest or other encumbrance upon any of the properties or assets of any PSI Entity pursuant to any such term, except where such violation, conflict or default, or the failure to obtain such consent or the creation of such encumbrances, individually or in the aggregate, does not have and would not be reasonably expected (so far as can be foreseen at the time) to have a PSI Entities Material Adverse Effect or a material adverse effect on the ability of PSI or PSMI to perform its obligations under this Agreement.

     5.7. COMPENSATION

          The PSI/PSMI Disclosure Statement includes a true and accurate statement of the present and proposed annual salaries for officers of PSI Entities who will become officers of the Surviving Corporation.

     5.8. EMPLOYEE BENEFIT PLANS

          (a) The PSI/PSMI Disclosure Statement sets forth a true and complete list of all the following: (i) each "employee benefit plan," as such term is defined in Section 3(3) of ERISA (each an "EMPLOYEE PLAN"), and (ii) each other plan, program, policy, contract or arrangement providing for bonuses, pensions, deferred pay, stock or stock-related awards, severance pay, salary continuation or similar benefits, hospitalization, medical, dental or disability benefits, life insurance or other employee benefits, or contract or agreement for compensation to or for any current or former employees, agents, directors or independent contractors of any PSI Entity ("EMPLOYEES") or any beneficiaries or dependents of any Employee whether or not insured or funded, (A) pursuant to which any PSI Entity has any liability or (B) constituting an employment or severance agreement or arrangement with any officer or director of any PSI Entity (each, a "BENEFIT ARRANGEMENT"). PSMI has made available to SEI with respect to each Employee Plan and Benefit Arrangement: (i) a true and complete copy of all written documents comprising such Employee Plan or Benefit Arrangement or, if there is no such written document, an accurate and complete description of such Employee Plan or Benefit Arrangement; (ii) the most recent Form 5500 or Form 5500-C (including all schedules thereto), if applicable; (iii) the most recent financial statements and actuarial reports, if any; (iv) the summary plan description currently in effect and all material modifications thereof, if any; and (v) the most recent Internal Revenue Service determination letter, if any. All material contributions required to be made as of the date hereof to the Employee Plans and Benefit Arrangements have been made or provided for. No PSI Entity has contributed to, or has been required to contribute to, any "multiemployer plan" (as defined in Sections 3(37) and 4001(a)(3) of ERISA). No PSI Entity maintains or contributes to any plan or arrangement which provides or has any liability to provide life insurance, medical or other employee welfare benefits to any employee or former employee upon his or her retirement or termination of employment and no PSI Entity has ever represented, promised or contracted (whether in oral or written form) to any employee or former employee that such benefits would be provided.

          (b) Each Employee Plan and Benefit Arrangement has been established and maintained in all material respects in accordance with its terms and in material compliance with all applicable laws, including, but not limited to, ERISA and the Code. No PSI Entity nor any of their current or former directors, officers or employees, nor, to the knowledge of PSI and PSMI, any other disqualified Person or party-in-interest with respect to any Employee Plan, has engaged directly or indirectly in any "prohibited transaction," as such term is defined in Section 4975 of the Code or Section 406 of ERISA.

          (c) No PSI Entity has an Employee Plan that is subject to Title IV of ERISA and no PSI Entity has had an ERISA Affiliate (other than another PSI Entity) at any time since the earlier of its inception and September 2, 1974.

          (d) Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or together with any additional or subsequent events) constitutes an event under any Employee Plan, Benefit Arrangement or loan to, or individual agreement or contract with, an Employee that may result in any payment (whether severance pay or otherwise), restriction or limitation upon the assets of any Employee Plan or Benefit Agreement, acceleration of payment or vesting, increase in benefits or compensation, or require funding, with respect to any Employee, or the forgiveness of any loan or other commitment of any Employees.

          (e) All contributions required under applicable law or the terms of any Employee Plan or other agreement relating to an Employee Plan to be paid by any PSI Entity have been completely and timely made to each Employee Plan when due, and each PSI Entity has established adequate reserves on its books to meet liabilities for contributions accrued but that have not been made because they are not yet due and payable.

          (f) No amounts paid or payable by any PSI Entity to or with respect to any Employee will fail to be deductible for federal income tax purposes by reason of Section 280G of the Code.

          (g) No Employees and no beneficiaries or dependents of Employees are or may become entitled under any Employee Plan or Benefit Arrangement to post-employment welfare benefits of any kind, including, without limitation, death or medical benefits, other than coverage mandated by Section 4980B of the Code.

    5.9.  LABOR MATTERS

          No PSI Entity is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of PSMI or PSI, threatened against any PSI Entity relating to its business. To the knowledge of PSMI and PSI, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of any PSI Entity.

    5.10. TAXES

          Each PSI Entity has (i) timely filed with each Governmental Body all Tax Returns required to be filed by it, either separately or as a member of an affiliated group, with respect to all applicable Taxes for all years and periods (or portions thereof) for which any such Tax Returns were due and all such Tax Returns are true, correct and complete in all respects and were prepared in the manner required by applicable law, (ii) paid all Taxes due whether or not shown on such Tax Returns or claimed to be due by any Governmental Body and (iii) properly accrued on its respective financial statements all Taxes due for which each such PSI Entity may be liable in its own right (including, without limitation, by reason of being a member of an affiliated group) or as a transferee of the assets of, or successor to, any corporation, person, association, partnership, joint venture or other entity for periods subsequent to the periods covered by such returns. There are no liens for Taxes on any property or assets of any PSI Entity other than liens for current property taxes not yet due. The Tax Returns of each PSI Entity are not being and have not been examined by any Governmental Body for any past year or periods to and including the calendar year December 31, 1994. No PSI Entity has been requested to, or has, executed or filed with the IRS or any other Governmental Body any agreement extending the statute of limitations period of any Taxes. For each PSI Entity, the applicable federal statutes of limitations have closed for all taxable years through 1987. No PSI Entity is a party to any pending action or any formal or informal proceeding by any Governmental Body for a deficiency, assessment or collection of Taxes, and no claim for any deficiency, assessment or collection of Taxes has been asserted, or to its best knowledge threatened, against it, including claims by an authority in a jurisdiction where it does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

          Each PSI Entity has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party. No PSI Entity (i) has executed or filed a consent under Section 341(f) of the Code concerning collapsible corporations or has been at any time, a "collapsible corporation" as defined in Section 341(b) of the Code; (ii) is a party to any agreement relating to the allocation of, sharing, payment of, or indemnity for, Taxes; or (iii) has liability for Taxes of any Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law), including liability as a transferee or successor, by contract or otherwise. Each PSI Entity has established (and until the Closing shall continue to establish and maintain) on its books and records reserves that are adequate for the payment of all Taxes not yet due and payable.

          Any PSI Entity that is, or has been at any time, a "United States Real Property Holding Corporation" within the meaning of Section 897(c)(2) of the Code, qualifies or qualified as a "domestically-controlled REIT" within the meaning of Section 897(h) of the Code. No other PSI Entities are, or have ever been, "United States Real Property Holding Corporations" within the meaning of
Section 897(c)(2) of the Code.

          No PSI Entity has made any payments, is obligated to make any payments, or is a party to an agreement that could obligate it to make any payments that will not be deductible under Section 280G of the Code. Each PSI Entity has disclosed to the Internal Revenue Service all positions taken on its federal income Tax Returns which could give rise to a substantial understatement of Tax under Section 6662 of the Code.

          Tax Returns required to be filed with respect to the short taxable year of each PSI Entity, will, when filed, be true, correct and complete in all respects.

    5.11. INTELLECTUAL PROPERTY

          (a) The PSI/PSMI Disclosure Statement sets forth a complete list of the PSI Intellectual Property Rights registered or filed by each PSI Entity and a list of all licenses, sublicenses and agreements to which any PSI Entity is a party regarding PSI Intellectual Property Rights material to any PSI Entity's business. To the knowledge of PSI and PSMI, the PSI Entities possess the right to use all intellectual property rights, whether PSI Intellectual Property Rights or other such rights, necessary for the conduct of their respective businesses.

          (b) To the knowledge of PSI and PSMI, no PSI Entity has infringed upon or misappropriated any intellectual property rights of third parties, and no PSI Entity has received any charge, complaint, claim or notice alleging any such interference, infringement, misappropriation or violation. To the knowledge of PSI and PSMI, no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any PSI Intellectual Property Rights except for any such interference, infringement, misappropriation or violation which has not had, and is not likely to have, a PSI Entities Material Adverse Effect.

          (c) At the Closing, PSMI will have the exclusive right to transfer and assign to SEI all of the PSI Intellectual Property Rights. None of such PSI Intellectual Property Rights is subject to any liens, security interests, charges, encumbrances or interests of third parties, or requires any consent, approval or waiver to be transferred and assigned to SEI by way of the Merger.

    5.12. FINANCIAL STATEMENTS

          Each of PSI and PSMI has provided to SEI true and correct copies of its (i) audited consolidated balance sheets as of December 31, 1992, 1993 and 1994, and related audited statements of income and cash flows for the fiscal years then ended, and (ii) unaudited consolidated balance sheets as of March 31, 1995 and related unaudited statements of income and other statements for the fiscal quarter then ended. Each of such balance sheets (including the related notes) referred to in subsection (i) hereof presents fairly, in all material respects, the consolidated financial position of each of PSI and PSMI and their subsidiaries as of the respective dates thereof, and the other related statements (including the related notes) included therein present fairly, in all material respects, the results of their operations and their cash flows for the respective periods or as of the respective dates set forth therein, all in conformity with generally accepted accounting principles consistently applied during the periods involved, except as otherwise noted in the auditor's report. Each of such balance sheets referred to in subsection (ii) hereof presents fairly, in all material respects, the assets, liabilities, and shareholders' equity of PSI and PSMI and their subsidiaries as of the respective dates thereof, and the other related statements included therein present fairly, in all material respects, the results of their operations for the respective periods or as of the respective dates set forth therein, all on a basis consistent with prior periods.

    5.13. ABSENCE OF CERTAIN CHANGES OR EVENTS

          Except for the Restructure and as otherwise contemplated or as permitted herein in Section 7.1 or elsewhere, during the period since March 31, 1995, (a) the business of each PSI Entity has been conducted only in the ordinary course, (b) no PSI Entity has entered into any material transaction other than in the ordinary course, and (c) there has not been any change in the business, financial condition, results of operations, properties, assets, liabilities or prospects of any PSI Entity which, in the aggregate, would have, or would be reasonably likely to have, a PSI Entities Material Adverse Effect.

    5.14. BOOKS AND RECORDS

          (a) The books of account and other financial records of each PSI Entity are in all material respects true, complete and correct, and accurately reflect in all material respects the assets and liabilities of such PSI Entity.

          (b) The minute books and other records of each PSI Entity have been made available to SEI, contain in all material respects accurate records of all meetings and accurately reflect in all material respects all other corporate action of the shareholders and directors and any committees of the Board of Directors of each PSI Entity.

    5.15. CONTRACTS AND LEASES

          The PSI/PSMI Disclosure Statement contains an accurate and complete listing of all material contracts, leases, agreements or understandings, whether written or oral, of each PSI Entity (the "MATERIAL AGREEMENTS"). A contract, lease, agreement or understanding is "material" if it involves (i) obligations (contingent or otherwise) of, or payments to any PSI Entity in excess of $100,000 per annum, (ii) partnership, management or advisory agreements in excess of $100,000 per annum, or (iii) the license of any patent, copyright, trade secret or other proprietary right (A) to any PSI Entity which is necessary for that PSI Entity to carry on its business or (B) from any PSI Entity which materially limits the ability of that PSI Entity to carry on its business. Each Material Agreement is in full force and effect and (a) no PSI Entity nor, to the knowledge of PSI and PSMI, any other party thereto has breached any of the above in any material respect or is in material default thereunder, (b) no event has occurred which, with the passage of time or the giving of notice, or both, would constitute such a breach or default, (c) no claim of material default thereunder has been asserted or threatened, and (d) no PSI Entity nor, to the best knowledge of PSI and PSMI, any other party thereto is seeking the renegotiation thereof or substitute performance thereunder.

    5.16. TITLE TO ASSETS; ENCUMBRANCES

          Except for properties and assets reflected in the unaudited consolidated combined balance sheet as of March 31, 1995 or acquired since such balance sheet date which have been sold or otherwise disposed of in the ordinary course of business, each PSI Entity has good, valid and marketable title to (a) all of its material properties and assets (real and personal, tangible and intangible), and (b) all of the properties and assets purchased by each PSI Entity since such balance sheet date in each case subject to no encumbrance, lien, charge or other restriction of any kind or character, except for (i) liens reflected in such balance sheet, (ii) liens consisting of zoning restrictions or limitations on the use of real property or irregularities in title thereto which do not materially detract from the value of, or impair the use of, such property by any PSI Entity in the operation of its business, (iii) liens for current taxes, assessments or governmental charges or levies on property not yet due and delinquent and (iv) liens described in the PSI/PSMI Disclosure Statement (liens of the type described in clauses (i), (ii) and (iii) above are hereinafter sometimes referred to as "PERMITTED LIENS").

    5.17. REAL PROPERTY

          The PSI/PSMI Disclosure Statement contains an accurate and complete list of all real property owned in whole or in part by the PSI Entities and includes the name of the record title holder thereof and a list of all indebtedness secured by a lien, mortgage or deed of trust thereon. Each PSI Entity has good and marketable title in fee simple to all the real property owned by it free and clear of all encumbrances, liens, charges or other restrictions of any kind or character, except for Permitted Liens. All of the buildings, structures and appurtenances situated on the real property owned in whole or in part by any PSI Entity are in good operating condition and in a state of good maintenance and repair, are adequate and suitable for the purposes for which they are presently being used and, with respect to each, the PSI Entity has adequate rights of ingress and egress for operation of the business of such PSI Entity in the ordinary course. None of such buildings, structures or appurtenances (or any equipment therein), nor the operation or maintenance thereof, to the knowledge of PSI and PSMI, violates any restrictive covenant or any provision of federal, state or local law, ordinance, rule or regulation, or encroaches on any property owned by others, except for such violations or encroachments which do not have a PSI Entities Material Adverse Effect. No condemnation proceeding is pending or threatened which would preclude or impair the use of any such property by any PSI Entity for the purposes for which it is currently used.

    5.18. ENVIRONMENTAL MATTERS

          (a) For purposes of this section, "HAZARDOUS MATERIALS" means any wastes, substances, or materials, whether solids, liquids or gases, that are deemed hazardous, toxic, pollutants, or contaminants, including but not limited to substances defined as "hazardous wastes," "solid wastes," "hazardous substances," "toxic substances," "radioactive materials," "infectious waste," "infectious substances," "regulated medical wastes" or other similar designations in, or otherwise subject to regulation under, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. (S) 9601 et
                                                                             --
seq.; the Hazardous Materials Transportation Act, 49 U.S.C. (S) 1802 et seq.;
---                                                                  ------
the Resource Conservation and Recovery Act, 42 U.S.C. (S) 9601 et seq.; the
                                                               ------
Clean Water Act, 33 U.S.C. (S) 1251 et seq.; the Safe Drinking Water Act, 42
                                    ------
U.S.C. (S) 300f et seq.; the Clean Air Act, 42 U.S.C. (S) 7401 et seq.; or other
                ------                                         ------
applicable federal, state, or local laws, including any plans, rules, regulations, orders, or ordinances adopted, or other criteria and guidelines promulgated pursuant to the preceding laws or other similar laws, regulations, rules, orders, or ordinances now or hereafter in effect relating to the protection of human health and the environment (collectively "ENVIRONMENTAL LAWS"). "Hazardous Materials" includes but is not limited to polychlorinated biphenyls (PCBs), petroleum products (including without limitation, crude oil or any faction thereof), asbestos, urea formaldehyde, and lead-based paints.

          (b) PSI and PSMI have made available to SEI information relating to the following items:

              (i) the nature and quantities of any Hazardous Materials generated, treated, stored, handled, transported, disposed of or released, to the knowledge of PSI and PSMI, by any PSI Entity, together with a description of the location of each such activity; and

              (ii) a summary of the nature of any Hazardous Materials that, to the knowledge of PSI and PSMI, have been disposed of or found at any site or facility owned

(including leased) presently or at any previous time by any PSI Entity or Partnership ("PSI SITE").

          (c) PSI and PSMI hereby represent and warrant that, except as set forth in the PSI/PSMI Disclosure Statement, to their knowledge:

              (i) There are no pending or threatened actions, suits, claims, legal proceedings or any other proceedings against any PSI Entity or Partnership based on the Environmental Laws or otherwise arising from PSI's, PSMI's or a Partnership's activities involving Hazardous Materials;

              (ii) Except as disclosed pursuant to Section 5.18(b), there are no conditions, facilities, procedures or any other facts or circumstances which could reasonably be expected to give rise to claims, expenses, losses, liabilities, or governmental action against any PSI Entity or Partnership in connection with any Hazardous Materials present at or disposed of from a PSI Site, including without limitation the following conditions arising out of, resulting from, or attributable to, the assets, business, or operations of any PSI Entity, Partnership or any predecessor in interest:

                   (A) the presence of any Hazardous Materials on a PSI Site or the release or threatened release of any Hazardous Materials into the environment from a PSI Site;

                   (B) the off-site disposal of Hazardous Materials originating on or from any PSI Site or the business or operations of any PSI Entity or Partnership;

                   (C) the release or threatened release of any Hazardous Materials into any storm drain, sewer, septic system or publicly owned treatment works;

                   (D) any failure to comply in all material respects with federal, state or local requirements governing occupational safety and health, or presence or release in the air and water supply systems of any PSI Site of any substances that pose a hazard to human health or an impediment to working conditions; or

                   (E) any facility operations, procedures or designs, which do not conform in all material respects to the statutory or regulatory requirements of any Environmental Laws.

              (iii) Neither polychlorinated biphenyls nor asbestos-containing materials are present on or in any PSI Site.

              (iv) There are no wetlands present at any PSI Site.

              (v) No PSI Site contains any underground storage tanks, or underground piping associated with tanks, used currently or in the past for the management of Hazardous Materials.

          (d) Each PSI Entity and Partnership has been duly issued, and currently has and will maintain through the Closing Date, all permits, licenses, certificates and approvals required under any Environmental Law.

    5.19. AFFILIATED TRANSACTIONS

          Set forth in the PSI/PSMI Disclosure Statement is a list of all current material arrangements, agreements and contracts, written or oral, entered into by any PSI Entity with any person who is an officer, director or Affiliate of that PSI Entity (other than any other PSI Entity or SEI), any relative of any of the foregoing or any entity of which any of the foregoing is an Affiliate, other than those that will be terminated as a result of, or in connection with, the Merger.

    5.20. BROKERS AND FINDERS

          Neither PSI nor PSMI has entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of PSI or PSMI or SEI to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby. Except for the fees and expenses paid or payable by SEI to Robertson Stephens & Company LP, by SEI and PSI to Arthur Andersen & Co. LLP and by PSI to the appraisers of the fee interests in the seven properties owned by it, neither PSI nor PSMI is aware of any claim for payment of any investment banking fees, valuation or appraisal fees, finder's fees, brokerage or agent's commissions or other payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

    5.21. PROXY STATEMENT

          None of the information supplied or to be supplied by PSI or PSMI for inclusion in the Proxy Statement will at the time of mailing the Proxy Statement and at the time of the SEI Shareholders Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to any PSI Entity or its officers and directors shall occur that is required to be described in an amendment of, or a supplement to, the Proxy Statement, PSMI shall notify SEI thereof by reference to this Section 5.21 and cooperate with SEI in preparing and filing an amendment or supplement with the SEC and, as required by law, disseminating to the shareholders of SEI an amendment or supplement which accurately describes such event or events in compliance with all provisions of applicable law.

    5.22. INSURANCE

          The PSI/PSMI Disclosure Statement contains an accurate list of all insurance policies of the PSI Entities, and each such insurance policy is in full force and effect and issued by a reputable insurer. All premiums due with respect to such policies have been paid, and no notice of premium increase, cancellation or termination has been received with respect to any such policy. Such policies (i) are sufficient for compliance with requirements of law and with agreements to which the PSI Entities are parties, (ii) are valid, outstanding and enforceable, (iii) provide insurance coverage for the assets and operations of the PSI Entities to the extent and in the manner that PSMI considers reasonable for companies engaged in business similar to that of the PSI Entities, (iv) will remain in full force and effect through at least the Closing Date and (v) will not be modified as a result of, or terminate or lapse by reason of, the transactions contemplated by this Agreement. No PSI Entity has been refused any insurance with respect to its assets or operations, nor has its coverage been materially limited, by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance during the last three years. The PSI Entities have reported all claims and occurrences to the extent required by such insurance.

    5.23. LICENSES; COMPLIANCE WITH LAW

          Each PSI Entity has obtained from the appropriate Governmental Bodies all approvals and licenses necessary for the conduct of its business and operations as currently conducted, which approvals and licenses are valid and remain in full force and effect, except where the failure to have obtained such approvals or licenses or the failure of such licenses and approvals to be valid and in full force and effect does not have and would not be reasonably expected (so far as can be foreseen at the time) to have a PSI Entities Material Adverse Effect. None of the PSI Entities has violated or failed to comply with any statute, law, ordinance, regulation, rule, order or other legal requirement of any Governmental Body, or any judgment, decree or order of any court, applicable to its business or operations, except where any such violations or failures to comply would not, individually or in the aggregate, have a PSI Material Adverse Effect.

    5.24. GOVERNMENTAL APPROVALS

          Except for any filings that may be required by the HSR Act and the filing of the Proxy Statement with the SEC pursuant to the Exchange Act, no Authorization of or with any Governmental Body is necessary for the execution and delivery of this Agreement by PSI or PSMI or the consummation by PSI or PSMI of the transactions contemplated hereby (including the Restructure), other than such Authorizations which, if not made or obtained, as the case may be, would not, in the aggregate, have or reasonably be expected to have a PSI Entities Material Adverse Effect.

    5.25. DISCLOSURE

          The representations and warranties of PSI and PSMI contained in this Agreement, in the PSI/PSMI Disclosure Statement, or in any written certificate or related agreement furnished or to be furnished to SEI by any PSI Entity in connection with the Closing pursuant to this Agreement do not contain any untrue statement of a fact or omit to state any material fact necessary to make the statements and information contained herein or therein, in light of the circumstances in which they are made, not misleading.

6.   REPRESENTATIONS AND WARRANTIES OF SEI

          Except as set forth in the SEI SEC Reports, SEI hereby represents and warrants to PSI and PSMI that, as of the date hereof:

     6.1. ORGANIZATION AND RELATED MATTERS

          SEI is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California and has all requisite corporate power and authority to own, lease and operate its properties, to carry on its business as now conducted and proposed by SEI to be conducted, to enter into this Agreement and to carry out the provisions of this Agreement and consummate the transactions contemplated hereby. SEI is duly qualified and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary and where the failure to be so qualified has or would be reasonably expected (so far as can be foreseen at the time) to have a material adverse effect on the business, properties, operations, condition (financial or other) or prospects of SEI and its subsidiaries taken as a whole (a "SEI MATERIAL ADVERSE EFFECT"). SEI has no direct or indirect equitable or beneficial interest in any other corporation, except for qualifying REIT subsidiaries.

     6.2. AUTHORIZATION

          This Agreement and the consummation of the transactions contemplated hereby (including the Recapitalization) have been approved by the Board of Directors of SEI, and have been duly authorized by all other necessary corporate action on the part of SEI (except for the approval of SEI's shareholders contemplated by Section 7.3). This Agreement has been duly executed and delivered by a duly authorized officer of SEI and, subject to SEI shareholder approval, constitutes a valid and binding agreement of SEI, enforceable against SEI in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application that may affect the enforcement of creditors' rights generally and by general equitable principles.

     6.3. CAPITAL STOCK

          The authorized capital stock of SEI consists solely of (i) 60,000,000 SEI Common Shares, approximately 42,045,000 of which are issued and outstanding (and 700,334 and 3,872,054 of which were reserved for issuance under SEI's employee stock option plans and for issuance upon conversion or redemption of SEI's Convertible Preferred Stock, respectively), and (ii) 50,000,000 shares of Preferred Stock ($.10 par value), 13,320,000 of which are issued and outstanding, consisting of 1,825,000 shares of Series A Preferred Stock, 2,386,000 shares of Series B Preferred Stock, 2,300,000 shares of Convertible Preferred Stock, 1,200,000 shares of Adjustable Rate Preferred Stock, 1,200,000 shares of Series D Preferred Stock, 2,195,000 shares of Series E Preferred Stock and 2,300,000 shares of Series F Preferred Stock. All of the issued and outstanding shares of Common Stock and Preferred Stock of SEI have been duly and validly authorized and issued, and are fully paid and nonassessable. As a result of the Recapitalization, the authorized capital stock of SEI will consist solely of (i) 200,000,000 SEI Common Shares, (ii) 7,000,000 SEI Class B Shares, and (iii) 50,000,000 shares of Preferred Stock ($.10 par value). Other than options under SEI's employee stock option plans and SEI's Convertible Preferred Stock and as provided in this Agreement, there are no options or agreements to which SEI is a party or by which it is bound calling for or requiring the issuance of any of SEI's capital stock.

          The issuance of the SEI Shares in the Merger has been duly authorized, and when issued and delivered as provided in Section 4, will be validly issued, fully paid and nonassessable; and no shareholder of SEI has any preemptive right of subscription or purchase in respect thereof. The issuance of the SEI Shares in the Merger will be exempt from registration under the Securities Act and all applicable state securities laws.

     6.4. LITIGATION

          There are no actions, suits, investigations or proceedings (adjudicatory, rulemaking or otherwise) pending or, to the knowledge of SEI, threatened against SEI, or any property (including intellectual property) of SEI, in any court or before any arbitrator of any kind or before or by any Governmental Body, except actions, suits, investigations or proceedings that, in the aggregate, do not have and would not be reasonably expected (so far as can be foreseen at the time) to have (a) a SEI Material Adverse Effect or (b) a material adverse effect on the ability of SEI to perform its obligations under this Agreement.

     6.5. COMPLIANCE WITH OTHER INSTRUMENTS, ETC.

          SEI is not in violation of any term of (a) its charter, bylaws or other organizational documents, (b) any agreement or instrument related to indebtedness for borrowed money or any other agreement to which it is a party or by which it is bound, (c) any applicable law, ordinance, rule or regulation of any Governmental Body, or (d) any applicable order, judgment or decree of any court, arbitrator or Governmental Body, except, as to subsections (a) through
(d) of this Section, where such violation, individually or in the aggregate, does not have and would not be reasonably expected (so far as can be foreseen at the time) to have a SEI Material Adverse Effect or a material adverse effect on the ability of SEI to perform its obligations under this Agreement. The execution, delivery and performance of this Agreement by SEI will not result in any violation of or conflict with, constitute a default under, require any consent under any term of the charter, bylaws or other organizational documents of SEI or any agreement, instrument, permit, license, law, ordinance, rule, regulation, order, judgment or decree to which SEI is a party or to which SEI or any of its material assets are subject, or result in the creation of (or impose any obligation on SEI to create) any mortgage, lien, charge, security interest or other encumbrance upon any of the properties or assets of SEI pursuant to any such term, except where such violation, conflict or default, or the failure to obtain such consent or the creation of such encumbrance, individually or in the aggregate, does not have and would not be reasonably expected (so far as can be foreseen at the time) to have (a) a SEI Material Adverse Effect or (b) a material adverse effect on the ability of SEI to perform its obligations under this Agreement.

     6.6. REPORTS AND FINANCIAL STATEMENTS

          SEI has filed all reports required to be filed with the SEC since March 31, 1994 (collectively, the "SEI SEC REPORTS"), and has previously furnished or made available to PSI true and complete copies of all SEI SEC Reports. None of the SEI SEC Reports, as of their respective dates (as amended through the date hereof), contained any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the balance sheets (including the related notes) included in the SEI SEC Reports presents fairly, in all material respects, the consolidated financial position of SEI and its subsidiaries as of the respective dates thereof, and the other related statements (including the related notes) included therein present fairly, in all material respects, the results of operations and cash flows of SEI and its subsidiaries for respective periods or as of the respective dates set forth therein, all in conformity with generally accepted accounting principles consistently applied during the periods involved, except as otherwise noted therein and subject, in the case of the unaudited interim financial statements, to normal year-end adjustments and any other adjustments described therein. All the SEI SEC Reports, as of their respective dates (as amended through the date hereof), complied in all material respects with the requirements of the Exchange Act and the applicable rules and regulations thereunder.

     6.7. BROKERS AND FINDERS

          Except for the fees and expenses paid or payable by SEI to Robertson Stephens & Company LP, by SEI and PSI to Arthur Andersen & Co. LLP, and by PSI to the appraisers of the fee interests in the seven properties owned by it, SEI is not aware of any claim for payment of any investment banking fees, valuation or appraisal fees, finder's fees, brokerage or agent's commissions or any other payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

     6.8. PROXY STATEMENT

          None of the information supplied or to be supplied by SEI for inclusion or incorporation by reference in the Proxy Statement will at the time of mailing the Proxy Statement and at the time of the SEI Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to SEI, its officers and directors or any of its subsidiaries shall occur that is required to be described in an amendment of, or a supplement to, the Proxy Statement, SEI shall notify PSI and PSMI thereof by reference to this Section
6.8 and such event shall be so described, and an amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the shareholders of SEI, and such amendment or supplement shall comply with all provisions of applicable law. The Proxy Statement will comply (with respect to SEI) in all material respects with the requirements of the Exchange Act and the applicable rules and regulations thereunder.

     6.9. DISCLOSURE

          The representations and warranties of SEI contained in this Agreement or in any written certificate or related agreement furnished or to be furnished to PSI and PSMI by SEI in connection with the Closing pursuant to this Agreement do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements and information contained herein or therein, in light of the circumstances in which they are made, not misleading.

7.   ADDITIONAL COVENANTS AND AGREEMENTS

     7.1. CONDUCT OF BUSINESS OF PSI ENTITIES

          Except as contemplated by this Agreement (including in connection with the Restructure) or as set forth in the PSI/PSMI Disclosure Statement, during the period from the date of this Agreement to the Effective Time, PSI and PSMI will cause each PSI Entity to pursue its business in the ordinary course, with no less diligence and effort than would be applied in the absence of this Agreement; to seek to preserve intact its current business organization, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it with the objective that its goodwill and ongoing business shall be unimpaired at the Effective Time; and, to not, without the prior written consent of SEI:

          (a) issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, delivery, sale, disposition or pledge or other encumbrances of (i) any additional shares of its capital stock of any class, or any securities or rights convertible into, exchangeable for or evidencing the right to subscribe for any shares of its capital stock, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock or any securities or rights convertible into, exchangeable for or evidencing the right to subscribe for any shares of its capital stock, or (ii) any other securities in respect of, in lieu of or in substitution for shares outstanding on the date hereof;

          (b) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding securities;

          (c) split, combine, subdivide or reclassify any shares of its capital stock or declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution in respect of any shares of its capital stock or otherwise make any payments to shareholders in their capacity as such;

          (d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Restructure and the Merger);

          (e) make any acquisition, by means of merger, consolidation or otherwise, of (i) any direct or indirect ownership interest in or assets comprising any business enterprise or operation or (ii) except in the ordinary course of business consistent with past practice, any other assets;

          (f) adopt any amendments to its charter or bylaws;

          (g) other than borrowings under existing credit facilities, or other borrowing in the ordinary course, incur any indebtedness for borrowed money or guarantee any such indebtedness or, except in the ordinary course of business consistent with past practice, make any loans, advances or capital contributions to, or investments in, any Partnership or other Person;

          (h) engage in the conduct of any business the nature of which is materially different than the business it is currently engaged in;

          (i) enter into any contract, arrangement or understanding requiring the purchase of equipment, materials, supplies or services over a period greater than 12 months and for the expenditure of greater than $75,000 per year, which is not cancelable without penalty on 30 days' or less notice, except in the ordinary course of business consistent with past practice;

          (j) authorize or enter into any agreement providing for property management services to be provided by it to third party property owners on other than customary terms;

          (k) authorize or enter into any agreement that would jeopardize the qualification of SEI as a real estate investment trust pursuant to Section 856 of the Code if such agreement had been entered into by SEI;

          (l) pledge, encumber, sell or dispose of assets of the PSI Entities, except in the ordinary course of business consistent with past practice;

          (m) modify or change in any material respect any existing Material Agreement, except in the ordinary course of business consistent with past practice; or

          (n) authorize or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

     7.2. OTHER TRANSACTIONS

          Prior to the Effective Time, PSI and PSMI each agree (a) that neither of them shall, and each of them shall direct and use its best efforts to cause its respective officers, directors, employees, agents and representatives (including any investment banker, attorney or accountant retained by it) not to initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its shareholders or shareholders, respectively) with respect to a merger, acquisition, tender offer, exchange offer, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, any PSI Entity, other than the transactions contemplated by this Agreement (any such proposal or offer being hereinafter referred to as an "ACQUISITION PROPOSAL") or engage in any negotiation concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; (b) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiation with any parties conducted heretofore with respect to any of the foregoing and each will take the necessary steps to inform the individuals or entities referred to above of the obligations undertaken in this Section 7.2; and (c) that it will notify SEI immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it.

          Prior to the Effective Time, SEI agrees that it will not, and it will direct and use its best efforts to cause its officers, directors, employees, agents and representatives (including any investment banker, attorney or accountant retained by it) not to, initiate, solicit or encourage any inquiries or the making of any proposal or offer with respect to the engagement of any Person to manage its properties (other than PSMI or PSCP) or to act as advisor for its operations (other than PSAI).

     7.3. MEETING OF SHAREHOLDERS

          SEI will take all action necessary in accordance with applicable law and SEI's Articles of Incorporation and Bylaws to convene a meeting of its shareholders (the "SEI SHAREHOLDERS MEETING") as promptly as practicable to consider and vote upon the approval of the Merger and the Recapitalization, it being understood that the principal terms of the Merger must be approved by an affirmative vote of (i) a majority of the outstanding SEI Shares entitled to vote at the SEI Shareholders Meeting, and (ii) a majority of the SEI shares voting at the SEI Shareholders Meeting not held by Wayne Hughes, PSI and their Affiliates. Subject to the fiduciary duties of SEI's Board of Directors under applicable law as advised by counsel, the Board of Directors of SEI shall recommend and declare advisable such approval and SEI shall take all lawful action to solicit, and use all reasonable efforts to obtain, such approval.

     7.4. PROXY STATEMENT

          SEI will, as promptly as practicable, prepare and file with the SEC a proxy statement and a form of proxy, in connection with the vote of SEI's shareholders with respect to the Merger and Recapitalization (such proxy statement, together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to SEI's shareholders, is herein called the "PROXY STATEMENT"). PSI and PSMI shall use their best efforts to obtain and furnish to SEI the information required to be included in the Proxy Statement. SEI will use all reasonable efforts to cause the Proxy Statement to be mailed to shareholders of SEI at the earliest practicable date. If at any time prior to the Effective Time any event relating to or affecting any PSI Entity or SEI shall occur as a result of which it is necessary, in the opinion of counsel for PSI and PSMI or of counsel for SEI, to supplement or amend the Proxy Statement in order to make such document not misleading in light of the circumstances existing at the time approval of the shareholders of SEI is sought, SEI forthwith will prepare and file with the SEC an amendment or supplement to the Proxy Statement so that such document, as so supplemented or amended, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances existing at such time, not misleading.

     7.5. FILINGS; OTHER ACTION

          PSI and PSMI and SEI shall: (a) to the extent required, promptly make all filings and thereafter make any other required submissions under the HSR Act with respect to the Merger; (b) use all reasonable efforts to cooperate with one another to (i) determine which Authorizations are required to be made or obtained prior to the Effective Time in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) timely make and seek all such Authorizations; (c) use all reasonable efforts to obtain in writing any consents required from third parties in form reasonably satisfactory to SEI and PSI and PSMI necessary to effectuate the Merger and the Recapitalization; (d) use all reasonable efforts to promptly take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate to satisfy the conditions set forth in Article 8 and to consummate and make effective the transactions contemplated by this Agreement on the terms and conditions set forth herein as soon as practicable (including seeking to remove promptly any injunction or other legal barrier that may prevent such consummation); and (e) not take any action which might reasonably be expected to impair the ability of the parties to consummate the Merger and the Recapitalization at the earliest possible time.

     7.6. ACCESS TO INFORMATION

          From the date hereof until the Effective Time, PSI and PSMI will cause the PSI Entities to give SEI, its counsel, financial advisors, auditors and other authorized representatives full access to the offices, properties, books and records of the PSI Entities, will furnish to SEI, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such persons may reasonably request and to instruct the PSI Entities' employees, counsel and financial advisors to cooperate with SEI in its investigation of the business of the PSI Entities; provided that no investigation pursuant to this Section shall affect any representation or warranty given by PSI and PSMI to SEI hereunder.

     7.7. TAX MATTERS

          PSI and SEI agree to report the Merger on all Tax Returns and other filings as a tax-free reorganization under Section 368(a)(1)(A) of the Code.

     7.8. RESTRUCTURE

          At or prior to the Effective Date, PSI and PSMI shall use all reasonable efforts to consummate transactions (the "RESTRUCTURE") whereby (i) the capital stock of the Excluded Companies will be distributed to one or more of the PSMI Shareholders, or all of the stock or assets of the Excluded Companies will be sold to one or more of the PSMI Shareholders or to one or more third parties, (ii) PSI will be liquidated by merger into PSI Holdings, Inc. and
(iii) the PSI Entities (other than PSMI and PSI) will be merged with and into PSMI or with and into another entity that is subsequently merged with and into PSMI.

     7.9. MANAGEMENT AND ADVISORY AGREEMENTS

          Prior to the Closing, PSI and PSMI shall use all reasonable efforts to cause the owners of all properties managed and of all partnerships and corporations advised by any of the PSI Entities to consent to the management of such properties and assumption of such advisory functions by the Surviving Corporation to the extent required by the existing management and advisory agreements relating thereto.

    7.10. INTELLECTUAL PROPERTY RIGHTS

          Prior to the Closing, PSI and PSMI shall use all reasonable efforts to obtain all assignments or other consents necessary to vest in SEI exclusive ownership and full use and benefit with respect to the PSI Intellectual Property Rights listed on the PSI/PSMI Disclosure Statement.

    7.11. EMPLOYEES

          SEI agrees to employ at the Effective Time all employees of the PSI Entities who are employed on the Closing Date on terms consistent with such PSI Entities' current employment practices and at comparable levels of compensation and positions, except that other than as otherwise provided in this Agreement such employment shall be at will and SEI shall be under no obligation to continue to employ any of such individuals for more than thirty (30) days after Closing. For purposes of this Section 7.11, the term "employees" shall mean all current employees of the PSI Entities (including those on disability or leave of absence, paid or unpaid).

    7.12. TAX-FREE EXCHANGE AND REIT STATUS

          From and after the date hereof and prior to the Effective Time, except for the transactions contemplated or permitted herein, no PSI Entity or SEI shall knowingly take any action that would be inconsistent with the representations and warranties made by them herein, including, but not limited to knowingly taking any action, or knowingly failing to take any action that is known to cause disqualification of the Merger as a reorganization within the meaning of Section 368(a)(1)(A) of the Code. Furthermore, from and after the date hereof and prior to the Effective Time, except for the transactions contemplated or permitted herein, each PSI Entity shall use its best efforts to conduct its business and file Tax Returns in a manner that would not jeopardize the qualification of SEI after the Effective Time as a REIT within the meaning of Section 856 of the Code.

    7.13. PUBLIC STATEMENTS

          The parties shall consult with each other prior to issuing any press release or any written public statement with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or written public statement prior to review and approval by the other party, except that prior review and approval shall not be required if, in the reasonable judgment of the party seeking to issue such release or public statement, prior review and approval would prevent the timely dissemination of such release or announcement in violation of any applicable law, rule, regulation or policy of the NYSE.

    7.14. NOTICE OF CERTAIN EVENTS

          Each party hereto shall promptly notify the other party of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (ii) any notice or other communication from any Governmental Body in connection with the transactions contemplated by this Agreement; and
(iii) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting either party or any of its subsidiaries which, if pending on the date of this Agreement, would have been required to have been disclosed in the PSI/PSMI Disclosure Statement pursuant to Section 5.5 or in the SEI SEC Reports pursuant to Section 6.4 or which relate to the consummation of the transactions contemplated by this Agreement.

    7.15. DIRECTOR AND OFFICER INDEMNIFICATION

          From and after the Effective Date, SEI shall keep in effect provisions in its Articles of Incorporation and Bylaws providing for limitation of director liability and indemnification of directors, officers, employees and agents at least to the extent that such persons are entitled thereto under the Articles of Incorporation and Bylaws of PSMI on the date hereof, subject to California law, which provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of individuals who at any time prior to the Effective Time were directors, officers, employees or agents of PSMI in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by law.

    7.16. RECAPITALIZATION

          SEI agrees to include in the Proxy Statement a proposal to amend its Articles of Incorporation to, among other things, increase its authorized capital stock and effect a recapitalization such that the SEI Common Shares and SEI Class B Shares are authorized in sufficient amounts to satisfy SEI's obligation to issue the SEI Shares in the Merger (the "RECAPITALIZATION"), and include a provision designed to protect against violation of the 5/50 Rule as defined in Section 8.3(q). An outline of the rights, preferences, privileges and restrictions of the SEI Class B Shares is attached hereto as Exhibit D.
                                                                 ---------

    7.17. PSI/PSMI DISCLOSURE STATEMENT

          PSI and PSMI agree to deliver to SEI the PSI/PSMI Disclosure Statement within 30 days of the date of this Agreement.

    7.18. LISTING OF SEI SHARES

          SEI will use its best efforts to cause the SEI Common Shares to be listed for trading on the NYSE upon official notice of issuance.

    7.19. FURTHER ACTION

          Each party hereto shall, subject to the fulfillment or waiver at or before the Effective Time of each of the conditions set forth herein, perform such further acts and execute such documents as may reasonably be required to effect the Merger, the Recapitalization and the Restructure.

8.   CONDITIONS

     8.1. CONDITIONS TO EACH PARTY'S OBLIGATIONS

          The respective obligations of each party to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing Date of each of the following conditions, which conditions may not be waived:

          (a) The Merger, this Agreement and the transactions contemplated hereby (including the Recapitalization) shall have been duly approved by the requisite holders of SEI capital stock in accordance with applicable provisions of the GCLC, the Articles of Incorporation and Bylaws of SEI and
     Section 7.3, and the Articles of Incorporation of SEI shall have been amended to reflect the Recapitalization.

          (b) All filings required to be made prior to the Effective Time with, and all Authorizations required to be obtained prior to the Effective Time from Governmental Bodies in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including the expiration of the waiting period requirements of the HSR
     Act) shall have been made or obtained (as the case may be) without material restrictions.

          (c) There shall not be in effect any judgment, writ, order, injunction or decree of any court of competent jurisdiction or Governmental Body restraining, enjoining or otherwise preventing consummation of the transactions contemplated by this Agreement or permitting such consummation only subject to any condition or restriction unacceptable to either of SEI or of PSI and PSMI, each in its reasonable judgment, nor shall there be pending or threatened by any Governmental Body any suit, action or proceeding, and there shall not be pending by any other Person any suit, action or proceeding, seeking to restrain or restrict the consummation of the Merger or other transactions contemplated by this Agreement or seeking damages in connection therewith, which, in the reasonable judgment of either SEI or of PSI and PSMI could have (a) a SEI Material Adverse Effect or a PSI Entities Material Adverse Effect, respectively, or (b) a material adverse effect on the ability of SEI or PSI or of PSMI, respectively, to perform its obligations under this Agreement.

     8.2. CONDITIONS TO OBLIGATIONS OF PSMI TO EFFECT THE MERGER

          The obligation of PSMI to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, unless waived in writing by PSMI:

               (a) SEI shall have performed its agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of SEI contained in this Agreement shall be true and correct in all material respects as of the Closing Date as if made on the Closing Date (except for changes therein contemplated or permitted by this Agreement), and PSMI shall have received a certificate of the President of SEI, dated the Closing Date, certifying to such effect.

               (b) From the date of this Agreement through the Effective Time, there shall not have occurred any change in the financial condition, business or operations of SEI that would have or would be reasonably likely to have a SEI Material Adverse Effect.

               (c) Any sums then due and owing to the PSI Entities by SEI as a result of obligations arising out of (i) those certain Amended Management Agreements dated as of February 21, 1995 between PSMI and SEI and between PSCP and SEI and (ii) that certain Amended and Restated Advisory Agreement dated as of September 30, 1991 between PSAI and SEI, shall have been paid.

               (d) The holders of less than 5% of the outstanding SEI Shares entitled to vote at the SEI Shareholders Meeting shall have exercised dissenters rights under the GCLC.

     8.3. CONDITIONS TO OBLIGATION OF SEI TO EFFECT THE MERGER

          The obligations of SEI to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, unless waived in writing by SEI:

          (a) PSI and PSMI shall have performed their agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of PSI and PSMI contained in this Agreement shall be true and correct in all material respects as of the Closing Date as if made on the Closing Date (except for changes therein contemplated or permitted by this Agreement), and SEI shall have received a certificate of the President of PSMI, dated the Closing Date, certifying to such effect.

          (b) SEI shall have received a legal opinion from Hogan & Hartson LLP, in form and substance reasonably acceptable to the Special Committee, to the effect (i) that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code (with the result that neither PSMI nor SEI will recognize gain for tax purposes on the deemed transfer of the assets of PSMI to SEI in exchange for the SEI stock issued to the PSMI Shareholders), and (ii) SEI will continue to qualify as a REIT under Section 856 through 860 of the Code following the Merger so long as (A) SEI continues to meet the stock ownership and gross income requirements applicable to REITs (which the management of SEI will represent will be the case) and (B) either PSMI at the time of the Merger is not considered to have any current or accumulated earnings and profits for tax purposes or SEI makes distributions prior to the end of the calendar year in which the Merger occurs in an amount sufficient to eliminate such earnings and profits.

          (c) SEI shall have received from David Goldberg, Esq., a legal opinion in form and substance reasonably acceptable to SEI and the Special Committee covering such matters as they may shall reasonably request.

          (d) From the date of this Agreement through the Effective Time, there shall not have occurred any change in the financial condition, business or operations of the PSI Entities, taken as a whole, that would have, or would be reasonably likely to have, a PSI Entities Material Adverse Effect.

          (e) No holders of the outstanding PSMI Shares shall have been entitled to exercise dissenters' rights under applicable law.

          (f) All assignments or other consents, if any, necessary to transfer to the Surviving Corporation the PSI Intellectual Property Rights set forth on the PSI/PSMI Disclosure Statement shall have been obtained.

          (g) Hughes shall have executed and delivered to SEI an Option Agreement (with an Irrevocable Proxy) providing SEI with a three-year option to purchase for SEI Common Shares the interests owned by Hughes in certain United States mini-warehouse partnerships and REITs, such Option Agreement to be in form and substance acceptable to SEI and the Special Committee.

          (h) SEI shall have received from PSMI a study prepared by PSI and PSMI of the consolidated earnings and profits of PSI, PSMI and the other PSI Entities that shows, taking into account income of PSMI and its affiliated corporations at the time of the Merger and distributions to PSMI and/or the PSMI Shareholders to be made at or prior to the time of the Merger, that PSMI will have no consolidated accumulated earnings and profits at the time of the Merger.

          (i) SEI shall have received the PSI/PSMI Disclosure Statement and shall not have reasonably objected to any disclosures set forth therein.

          (j) The PSMI Shareholders shall have granted SEI a right of first refusal with respect to PS Insurance Company, Ltd. and their interests in the Canadian operations in form and substance acceptable to SEI and the Special Committee.

          (k) The SEI Common Shares to be issued pursuant to Section 4 shall have been approved for listing on the NYSE upon official notice of issuance.

          (l) The Board of Directors of SEI and Special Committee shall have received the opinion of Robertson, Stephens & Company LP in form and substance satisfactory to them to the effect that the consideration in the Merger is, from a financial point of view, fair to the public shareholders of SEI, and such opinion shall not have been withdrawn or revoked.

          (m) Each of the PSMI Shareholders and SEI shall have entered into a Shareholder Agreement providing, among other things, for investment representations, restrictions on transfer, general releases and handling certain post-closing tax matters, in form and substance acceptable to SEI and the Special Committee.

          (n) Hughes and SEI shall have entered into an Indemnification Escrow Agreement as provided in Section 4.8 in form and substance acceptable to SEI and the Special Committee.

          (o) Hughes and SEI shall have entered into an Employment Agreement for a five-year term in form and substance acceptable to SEI and the Special Committee.

          (p) The Restructure shall have been consummated in a manner satisfactory to SEI and the Special Committee.

          (q) SEI and the Special Committee shall have received an analysis prepared by PSI, PSMI and SEI, acceptable in form and substance to SEI and the Special Committee, demonstrating that SEI's expected stock ownership immediately following the Merger will comply with the Code requirement that no more than 50% of the value of a REIT's outstanding shares may be owned, directly or indirectly, actually or constructively, by five or fewer individuals at any time during the last half of each of the REIT's taxable years (the "5/50 RULE"), and SEI's Articles of Incorporation shall have been amended, in a manner acceptable in form and substance to SEI and the Special Committee, that is designed to protect against and prevent future changes in ownership that might otherwise violate the 5/50 Rule.

          (r) The terms and covenants of any indebtedness for which SEI shall become obligated by virtue of the Merger shall be satisfactory to SEI.

          (s) Hughes shall have executed and delivered to SEI a Covenant Not to Compete restricting his activities in the mini-warehouse business in the United States for a seven-year period, in form and substance acceptable to SEI and the Special Committee.

          (t) SEI and the Special Committee shall be satisfied as to SEI's overall exposure based on results of environmental audits of the real properties owned by the PSI Entities and by the Partnerships and such other factors as they shall deem appropriate.

          (u) PSI or PSMI shall have obtained all consents, authorizations and approvals in form acceptable to SEI of any and all Persons, including those referenced in Section 7.9, required to be obtained prior to the Merger and the consummation of the transactions contemplated by this Agreement and required to be obtained in order that SEI may conduct the businesses of the PSI Entities in the same manner and any without material restrictions following the Closing.

9.   TERMINATION

     9.1.  TERMINATION BY MUTUAL CONSENT

           This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by SEI shareholders, either by the mutual written consent of SEI and PSMI or by mutual action of their respective Boards of Directors.

     9.2.  TERMINATION BY EITHER SEI OR PSMI

           This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of PSMI or SEI if (a) the Merger shall not have been consummated by March 31, 1996, (b) the SEI Shareholders Meeting duly shall have been convened and held and the approval of SEI's shareholders required by
Section 7.3 shall not have been obtained at such meeting or at any adjournment thereof, or (c) a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable, provided, that the party seeking to terminate this Agreement pursuant to this clause (c) shall have used all reasonable efforts to remove such order, decree, ruling or injunction; and provided, in the case of a termination pursuant to clause (a) above, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure referred to in said clause.

     9.3.  EFFECT OF TERMINATION AND ABANDONMENT

           In the event of termination of this Agreement and abandonment of the Merger pursuant to this Article 9, no party hereto (or any of its directors or officers) shall have any liability or further obligation to any other party to this Agreement, except that nothing herein will relieve any party from liability for any breach of this Agreement.

10.  MISCELLANEOUS

     10.1.  EXPENSES

            SEI shall pay the fees and expenses of Robertson, Stephens & Co. LP and the fee of counsel to the Special Committee. The fees and expenses other counsel incurred by any party in connection with this Agreement and the transactions contemplated hereby, the fees and expenses of Arthur Andersen & Co. LLP, the expenses relating to printing and distribution of the Proxy Statement and the solicitation, and any filing fees under the HSR Act and the Exchange Act shall be paid equally by SEI and by PSI or PSMI. If the Merger is consummated, the fees and expenses to be paid by PSI shall be deducted in computing the PSI Equity Adjustment under Section 4.2.

     10.2.  NOTICES, ETC.

            All notices, requests, demands or other communications required by or otherwise with respect to this Agreement shall be in writing and shall be deemed to have been duly given to any party when delivered personally (by courier service or otherwise), when delivered by facsimile and confirmed by return facsimile, or two days after being mailed by first-class mail, postage prepaid and return receipt requested in each case to the applicable addresses set forth below:

     If to PSI or PSMI:                       with a copy (which shall not
                                              constitute notice) to:

     Public Storage, Inc.                     Heller, Ehrman, White & McAuliffe
     Public Storage Management, Inc.          601 S. Figueroa Street
     Suite 300                                Los Angeles, CA  90017
     600 North Brand Boulevard                Attention:  A. Timothy Scott
     Glendale, CA 91203-1241                  Facsimile:  (213) 614-1868
     Attention:  David Goldberg
     Facsimile: (818) 247-3842

     If to SEI:                               with a copy (which shall not
                                              constitute notice) to:

     Storage Equities, Inc.                   Hogan & Hartson LLP
     Suite 300                                Columbia Square
     600 North Brand Boulevard                555 Thirteenth Street, N.W.
     Glendale, CA 92103-1241                  Washington, DC  20004-1109
     Attention: Harvey Lenkin                 Attention:  David B.H. Martin, Jr.
     Facsimile: (818) 247-3842                Facsimile:  (202) 637-5910

                                              and:

                                              Kindel & Anderson
                                              555 South Flower Street
                                              Twenty-Ninth Floor
                                              Los Angeles, CA  90017
                                              Attention:  Neal H. Brockmeyer
                                              Facsimile:  (213) 688-7564

or to such other address as such party shall have designated by notice so given to each other party.

    10.3. SURVIVAL

          Subject to Section 4.8, the covenants, agreements, representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing.

    10.4. MODIFICATION OR AMENDMENT

          The parties may modify or amend this Agreement by a writing authorized by their respective Boards of Directors and executed and delivered by officers of the respective parties; provided, however, that after approval of this Agreement by the shareholders of SEI, no amendment shall be made which changes any of the principal terms of the Merger or this Agreement without the approval of the shareholders of SEI.

    10.5. WAIVER

          At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party of its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

    10.6. NO ASSIGNMENT

          This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties and their respective successors and assigns; provided that, except as otherwise expressly set forth in this Agreement, neither the rights nor the obligations of any party may be assigned or delegated without the prior written consent of the other party.

    10.7. ENTIRE AGREEMENT

          Except as otherwise provided herein, this Agreement embodies the entire agreement and understanding between the parties relating to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. There are no representations, warranties or covenants by the parties hereto relating to such matter other than those expressly set forth in this Agreement (including the PSI/PSMI Disclosure Statement) and any writings expressly required hereby.

    10.8. REMEDIES CUMULATIVE

          All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

    10.9. PARTIES IN INTEREST

          This Agreement is not intended to be for the benefit of and shall not be enforceable by any Person who or which is not a party.

    10.10. GOVERNING LAW

           This Agreement and all disputes hereunder shall be governed by and construed and enforced in accordance with the internal laws of the State of California, without regard to principles of conflict of laws.

    10.11. NAME, CAPTIONS, ETC.

           The name assigned to this Agreement and the section captions used herein are for convenience of reference only and shall not affect the interpretation or construction hereof.

Unless otherwise specified (a) the terms "hereof," "herein" and similar terms refer to this Agreement as a whole and (b) references herein to Articles or Sections refer to articles or sections of this Agreement.

    10.12. SEVERABILITY

           If any term of this Agreement or the application thereof to any party or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such term to the other parties or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by applicable law provided that in such event the parties shall negotiate in good faith in an attempt to agree to another provision (in lieu of the term or application held to be invalid or unenforceable) that will be valid and enforceable and will carry out the parties' intentions hereunder.

    10.13. COUNTERPARTS

           This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies, each signed by less than all, but together signed by all, the parties hereto.

    10.14. INTERPRETATION

           This Agreement has been negotiated by the parties and is to be interpreted according to its fair meaning as if the parties had prepared it together and not strictly for or against any party. Each of the capitalized terms defined in this Agreement shall, for all purposes of this Agreement (and whether defined in the plural and used in the singular, or vice versa), have the respective meaning assigned to such term. References in this Agreement to "parties" or a "party" refer to parties to this Agreement unless expressly indicated otherwise. At each place in this Agreement where the context so requires, the masculine, feminine or neuter gender includes the others and the singular or plural number includes the other. "Including" means "including without limitation."

    10.15. FURTHER ACTION

           If at any time after the Effective Time, the Surviving Corporation shall determine that any assignments, transfers, deeds or other assurances are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, title to any property or rights of any PSI Entity, the officers of either SEI or PSMI are fully authorized in the name of such PSI Entity or otherwise to execute and deliver such documents and do all things necessary and proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation.

          IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties set forth below.

                              STORAGE EQUITIES, INC.,
                              a California corporation


                              By: /s/ Harvey Lenkin
                                 -------------------------------------
                                Title:  President
                                        ------------------------------


                              PUBLIC STORAGE, INC.,
                              a California corporation

                              By: /s/ B. Wayne Hughes
                                 -------------------------------------
                                Title:  President
                                        ------------------------------


                              PUBLIC STORAGE MANAGEMENT, INC.,
                              a California corporation

                              By: /s/ B. Wayne Hughes
                                 -------------------------------------
                                Title:  Director
                                        ------------------------------

                                   Exhibit A
                                   ---------

                              AGREEMENT OF MERGER


          THIS AGREEMENT OF MERGER ("Agreement") is entered into as of this ____ day of ______, 1995, by and between STORAGE EQUITIES, INC., a California corporation ("SEI"), and PUBLIC STORAGE MANAGEMENT, INC., a California corporation ("PSMI"), with reference to the following:

          A. SEI was incorporated in 1980 under the laws of California, and on the date hereof its authorized capital stock consists of (i) 200,000,000 shares of Common Stock, $.10 par value (the "SEI Common Shares"), ___________ of which are issued and outstanding, (ii) 7,000,000 shares of Class B Common Stock, $.10 par value, (the "SEI Class B Shares"), none of which are issued and outstanding, and (iii) 50,000,000 shares of Preferred Stock ($.01 par value), 13,320,000 of which are issued and outstanding (the "SEI Preferred Shares") (collectively, the "SEI Shares").

          B. PSMI was incorporated in 1972 under the laws of California, and on the date hereof its authorized capital stock consists of ________ shares of Common Stock, $.10 par value, ________ of which are issued and outstanding (the "PSMI Shares").

          C. SEI, PSMI and Public Storage, Inc. have entered into an Agreement and Plan of Reorganization dated as of June 30, 1995 (the "Plan"), setting forth certain representations, warranties, conditions and agreements pertaining to the Merger (as defined below).

          D. The Boards of Directors of SEI and PSMI have approved the Plan and this Agreement of Merger, and the requisite shareholder approval has been obtained.

          NOW, THEREFORE, the parties agree as follows:

                                   ARTICLE I
                                   ---------

          1.1 THE MERGER. At the Effective Time (as defined below), PSMI will be merged with and into SEI (the "Merger") and SEI will be the surviving corporation. SEI and PSMI are sometimes collectively referred to herein as the "Constituent Corporations" and SEI, as the surviving corporation of the Merger, is sometimes referred to herein as the "Surviving Corporation."

          1.2 EFFECTIVE TIME. The Merger shall become effective at the time at which this Agreement, together with the requisite Officers' Certificates of SEI and PSMI, are filed with the California Secretary of State (the "Effective Time").

          1.3  EFFECT OF THE MERGER.  At the Effective Time:

               (a) The separate corporate existence of PSMI shall cease and the Surviving Corporation shall thereupon succeed, without other transfer, to all the rights and property of PSMI and shall be subject to all the debts and liabilities of PSMI in the same manner as if the Surviving Corporation had itself incurred them; all rights of creditors and all liens upon the property of each of the Constituent Corporations shall be preserved unimpaired, provided that such liens upon property of PSMI shall be limited to the property affected thereby immediately prior to the Effective Time; and any action or proceeding pending by or against PSMI may be prosecuted to judgment, which shall bind the Surviving Corporation, or the Surviving Corporation may be proceeded against or substituted in its place.

               (b) The Articles of Incorporation of SEI, are amended in the following respect at the Effective Time and thereafter as so amended shall continue to be the Articles of Incorporation of the Surviving Corporation until further amended in accordance with the terms thereof and as provided by law. Article __ shall be amended to read as follows:

                        The name of this corporation is

                             Public Storage, Inc.

               (c) The Bylaws of SEI, as amended by the Merger Agreement at the Effective Time, shall continue to be the Bylaws of the Surviving Corporation until duly amended in accordance with the terms thereof, the Articles of Incorporation of the Surviving Corporation and as provided by law.

               (d) The directors of SEI at the Effective Time shall continue as directors of the Surviving Corporation from and after the Effective Time. The persons whose names are set forth on Exhibit C to the Plan shall serve as the
                                     ---------
executive officers of the Surviving Corporation from and after the Effective Time, holding the positions indicated opposite their respective names, until changed as provided by law and the Articles of Incorporation and Bylaws of the Surviving Corporation.


                                   ARTICLE II
                                   ----------

          2.1  CONVERSION OF PSMI SHARES.

               (a) At the Effective Time, by virtue of the Merger and without any action by holders thereof, the PSMI Shares shall be converted into the right to receive 30,000,000 SEI Common Shares (subject to adjustment pursuant to Section 4.2 of the Plan) and 7,000,000 SEI Class B Shares. The SEI Shares shall be allocated among the PSMI shareholders in such proportions as they shall agree.

               (b) If, prior to the Effective Time, SEI should split or combine the SEI Common Shares, or pay a stock dividend or other stock distribution in SEI Common Shares, or otherwise change the SEI Common Shares into, or exchange SEI Common Shares for, any other securities (whether pursuant to or as part of a merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation of SEI as a result of which the SEI Shareholders receive cash, stock or other property in exchange for, or in connection with, their SEI Shares (a "Business Combination")), or make any other dividend or distribution (other than cash) on the SEI Common Shares, then the number of SEI Shares will be appropriately adjusted to reflect such split, combination, dividend, distribution, Business Combination or change.

               (c) The PSMI Shares to be converted into SEI Shares pursuant to this Section 2.1 shall cease to be outstanding, shall be cancelled and retired and shall cease to exist, and each holder of a certificate or certificates representing any such PSMI Shares (the "Certificates") shall thereafter cease to have any rights with respect to such PSMI Shares, except the right to receive for each of the PSMI Shares, upon the surrender of such Certificate in accordance with Section 2.3, the SEI Shares specified above (subject to the provisions of Section 4.8 of the Plan).

          2.2 SEI SHARES UNAFFECTED. The Merger shall effect no change in any of the outstanding SEI Common Shares or SEI Preferred Shares and no outstanding SEI Common Shares or SEI Preferred Shares shall be converted or exchanged as a result of the Merger, and no securities shall be issuable with respect thereto. Notwithstanding the foregoing, any SEI Common Shares owned by any PSI Entity at the Effective Time shall be cancelled and retired.

          2.3  SURRENDER OF CERTIFICATES.  Subject to the provisions of Section
4.8 of the Plan, at the Closing (as defined in the Plan), PSMI shall cause each holder of PSMI Shares to surrender the Certificates representing the PSMI shares to SEI and such holders shall be entitled to receive in exchange therefor certificates representing the number and class of SEI Shares into which such PSMI Shares shall be converted pursuant to Section 2.1.

          2.4 FRACTIONAL SHARES. Notwithstanding any other term or provision of this Agreement, no fractional SEI Shares and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger. In lieu of any such fractional share interests, each holder of PSMI Shares who would otherwise be entitled to such fractional share will, upon surrender of the certificate representing such PSMI Shares, receive a whole SEI Share if such fractional share to which such holder would otherwise have been entitled is .5 of an SEI Share or more, and such fractional share shall be disregarded if it represents less than .5 of an SEI Share.

          2.5 TRANSFER OF SHARES. No transfers of PSMI Shares shall be made on the stock transfer books of PSMI after the close of business on the day prior to the Closing.

                                 ARTICLE III
                                 -----------

          3.1 HEADINGS. The descriptive headings contained in the Sections of this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

          3.2 PARTIES IN INTEREST. This Agreement, and the rights, interests and obligations created by this Agreement, shall bind and inure to the benefit of the parties and their respective successors and permitted assigns.

          3.3 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall be considered one and the same agreement.

          3.4 FURTHER ACTION. If at any time after the Effective Time, the Surviving Corporation shall determine that any assignments, transfers, deeds or other assurances are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, title to any property or rights of PSMI or its predecessors, the officers of either Constituent Corporation are fully authorized in the name of PSMI or its predecessors or otherwise to execute and deliver such documents and do all things necessary and proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation.

          3.5 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to the principles of conflict of laws thereof.

          3.6 ABANDONMENT OF MERGER. The Constituent Corporations have the power to abandon the Merger by mutual written consent prior to the filing of this Agreement with the California Secretary of State.

          IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first above written.

                              STORAGE EQUITIES, INC.



                              By: _____________________________
                                    Harvey Lenkin
                                    President



                              By: _____________________________
                                    Sarah Hass
                                    Secretary


                              PUBLIC STORAGE MANAGEMENT, INC.



                              By: ______________________________
                                    Harvey Lenkin
                                    Chairman of the Board



                              By: _____________________________
                                    Obren B. Gerich
                                    Secretary